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Exhibit 2.2

                                                                  Execution copy

                                   13 May 2004

                            SHARE PURCHASE AGREEMENT

           in respect of the Shares in Advanced Network Engineering NV between

       Peter De Gendt, Wim De Geetere, Werner Meynaerts, Pascal Claessens
                       and Christophe Gesqueire as Sellers

                                       and

                         TechTeam Global NV as Purchaser

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                            Share Purchase Agreement

Between:   (1)  Peter De Gendt, residing at Casinoplein 16, B-9000 Ghent,
                Belgium, hereinafter referred to as "Seller 1";

           (2) Wim De Geetere, residing at IJsbeerlaan 9, B-9850 Nevele, Belgium, hereinafter referred to as "Seller 2";

           (3) Werner Meynaerts, residing at Zavelstraat 75, B-3010 Kessel-Lo, Belgium, hereinafter referred to as "Seller 3";

           (4) Pascal Claessens, residing at Haakveld 29, B-2547 Lint, Belgium, hereinafter referred to as "Seller 4";

           (5) Christophe Gesqueire, residing at Broekstraat 10, B-9500 Geraardsbergen, Belgium, hereinafter referred to as "Seller 5";

                hereinafter jointly referred to as the "Sellers" and individually as a "Seller";

And:       (6)  TechTeam Global NV, a company organised and existing under the laws of Belgium, having its registered office at Zweefvliegtuigstraat 10, B-1130 Haren (Brussels), registered with the register of legal entities (enterprise number
                0458.468.124),

                represented for the purposes of this Agreement by Miguel Angel Casas,

                hereinafter referred to as the "Purchaser";

Whereas:

(A) The Sellers own 5,000 shares in Advanced Network Engineering NV, a company organised and existing under the laws of Belgium, having its registered office at Nekkersputstraat 189A, B-9000 Ghent, Belgium, registered with the register of legal entities (enterprise number 0436.127.143) (hereinafter referred to as the "Company").

(B) The Sellers wish to sell to the Purchaser and the Purchaser wishes to purchase from the Sellers all of their shares in the Company, upon the terms and subject to the conditions set forth in this Agreement.

(C) Prior to the sale of the Company, the Sellers have procured the transfer by the Company of all its shares in Innovative New Economy Concepts NV, a company organised and existing under the laws of Belgium, having its registered office at Casinoplein 16, B-9000 Ghent, Belgium, registered with the register of legal entities (enterprise number 0472.319.823) (hereinafter referred to as "Innec").

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It is agreed as follows:

1    Definitions and Interpretation

1.1  Definitions

     1.1.1 For the purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Clause 1.1.1:

          "Affiliated Company" means an affiliated company ("societe liee / verbonden vennootschap") as defined in Article 11 of the Companies Code.

          "Agreed Working Capital Amount" has the meaning set out in Clause 3.3.

          "Annual Accounts" means the Company's audited annual accounts for the business year ending 31 March 2003.

          "Beneficiary" means the Purchaser or the Company as set out in Clause 7.1.

          "Breach of Representations" means, in respect of any Representations, that all or part of the facts stated therein are not true or accurate, or that such Representations are not complete to the extent that they omit a fact that ought to have been stated in order for such Representations not to be misleading to the Purchaser.

          "Claim" means any claim of the Purchaser.

          "Closing" means the transfer of ownership of the Shares pursuant to Clause 2.1.3 and completion of the Sellers' Closing Obligations and the Purchaser's Closing Obligations pursuant to Clauses 4 and 5, respectively.

          "Closing Obligations" means the Sellers' Closing Obligations and the Purchaser's Closing Obligations.

          "Company" means Advanced Network Engineering NV, as referred to in the first recital.

          "Date of this Agreement" means the date on which this Agreement is signed by the Parties.

          "Disclosure Schedules" means the disclosure schedules to this Agreement as attached to Schedule 6, disclosing:

          (i)  information constituting exceptions to the Representations; and

          (ii) details of other matters referred to in this Agreement.

          "Disclosure Letter" means the letter of even date with this Agreement from the Sellers to the Purchaser disclosing information constituting exceptions to the Representations.

          "Earn-Out Amount" has the meaning set out in Clause 3.2.1.

          "First Tranche of the Price" has the meaning set out in Clause 3.4.1.

          "Fixed Portion of the Price" has the meaning set out in Clause 3.1.1.

          "Independent Expert" has the meaning set out in Clauses 3.2.8 and 3.3.6.

          "Innec" means Innovative New Economy Concepts NV, as referred to in the third recital.

          "Interim Accounts" means the Company's audited accounts as at 31 March 2004.

          "Loss" means any damage (including connected expenses), loss, undertaking ("obligation / verbintenis"), liability, penalty or payment incurred, borne or made by the relevant legal entity or person.

          "Non-Compete Period" has the meaning set out in Clause 10.2.1.

          "Notice of Objection" has the meaning set out in Clause 3.2.6.

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          "Operating Income" means the Company's operating income, i.e. the amount referred to as "bedrijfswinst" (profit of the business), numbered 70/64 in the Company's profit and loss accounts (i.e. an amount of EUR 162,641.43 in the Interim Accounts), considered on a cumulative basis for the three successive twelve-month periods ending respectively on 30 April 2005, 30 April 2006 and 30 April 2007 and, if applicable, adjusted as follows:

          (i) To a reasonable extent and for the benefit of its business, the Company may be charged for certain common corporate services provided to the Company by the Purchaser and its Affiliated Companies, including certain financial, treasury management, accounting, human resources, information technology, sales and marketing and executive management services, as well as for any products or services purchased by the Company from the Purchaser and its Affiliated Companies in the ordinary course of business, including software license fees and computer equipments, in amounts not exceeding in the aggregate 1% of the Company's annual turnover (i.e. the amount referred to as "omzet" (turnover) and numbered 70 in the Company's profit and loss accounts - i.e. an amount of EUR 4,598,768.54 in the Interim Accounts) during the twelve-month period concerned, unless as otherwise agreed between the Purchaser and the Sellers. The amount of these costs shall be included as expense for purposes of calculating the Operating Income.

          (ii) Any contingent compensation payments and cost of the Company in satisfying its obligations under this Agreement shall be excluded from the calculation of the Operating Income.

          (iii) Beyond the expenses described above, for purposes of calculating the Operating Income, the Company will not be charged with any additional expenses mandated by the Purchaser without the prior consent of the Sellers.

          "Parties" means the Sellers and the Purchaser (each of them being referred to individually as a "Party").

          "Purchase Price" means the aggregate price for the Shares as defined in Clause 3.1.

          "Purchaser's Closing Obligations" means the obligations to be fulfilled by the Purchaser on the Date of this Agreement, as set out in Clause 5.

          "Related Person" means, with respect to a particular person, (i) the person's spouse, (ii) any other person who is related to the person or the person's spouse within the second degree, and (iii) any other person who resides with such a person.

          "Representations" means the representations made by the Sellers to the Purchaser pursuant to Schedule 6.

          "Schedule" means a schedule to this Agreement.

          "Second Tranche of the Price" has the meaning set out in Clause 3.4.2.

          "Sellers' Closing Obligations" means the obligations to be fulfilled by the Sellers on the Date of this Agreement, as set out in Clause 4.

          "Shares" means the 5,000 shares in the Company which are being sold by the Sellers to the Purchaser under this Agreement, as referred to in Clause 2.1.

          "Taxes" means all taxes, however denominated, including any interest, penalties, additions to tax or additional taxes that may become payable in respect thereof, which taxes shall include, without limiting the generality of the foregoing, all income taxes, registration taxes, real estate and personal property taxes, VAT, "parafiscal" charges, customs duties, withholding taxes, environmental taxes and local taxes.

          "Third Party Claim" has the meaning set out in Clause 9.2.

          "Verification Period" has the meaning set out in Clause 3.2.6.

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          "Working Capital Adjustment Amount" has the meaning set out in Clause
          3.3.

          "Working Capital Notice of Objection" has the meaning set out in Clause 3.3.

          "Working Capital Statements" means the Company's accounts as at 13 May 2004.

          "Working Capital Verification Period" has the meaning set out in Clause 3.3.

     1.1.2 Whenever a Representation is made "to the Sellers' knowledge" or is qualified by any similar expression, reference is made to the knowledge of any of the Sellers, provided that the Sellers shall be deemed:

          (i) to have made due and careful inquiries about the facts stated in such Representation, with the assistance (as the case may be) of any knowledgeable person within the Company, before making such a Representation; and

          (ii) to have knowledge of any Breach of Representations if any of the directors, executive officers ("directeurs") or other executives ("cadres / kaderleden") of the Company has knowledge or should reasonably have knowledge of such Breach at the date of this Agreement.

1.2  Interpretation

     1.2.1 The titles and headings included in this Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Agreement.

     1.2.2 The Schedules, Disclosure Schedules and Disclosure Letter to this Agreement form an integral part hereof and any reference to this Agreement includes the Schedules, Disclosure Schedules and Disclosure Letter, and vice versa.

     1.2.3 The original version of this Agreement has been drafted in English. Should this Agreement be translated into French, Dutch or any other language, the English version shall prevail among the Parties to the fullest extent permitted by Belgian law, provided, however, that whenever French and / or Dutch translations of certain words or expressions are contained in the original English version of this Agreement, such translations shall be conclusive in determining the Belgian legal concept(s) to which the Parties intended to refer.

     1.2.4 In Clause 7 (Indemnification) the Parties intend to refer to the Belgian legal concept of "garantie / vrijwaring".

     1.2.5 When using the expressions "shall use its best efforts" or "shall use its best endeavours" (or any similar expression or any derivation thereof) in this Agreement, the Parties intend to refer to the Belgian legal concept of "obligation de moyen / middelenverbintenis".

     1.2.6 When using the words "shall cause" or "shall procure that" (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian legal concept of "porte-fort / sterkmaking".

     1.2.7 The words "herein", "hereof", "hereunder", "hereby", "hereto", "herewith" and words of similar import shall refer to this Agreement as a whole and not to any particular clause, paragraph or other subdivision.

     1.2.8 The words "include", "includes", "including" and all forms and derivations thereof shall mean including but not limited to.

     1.2.9 All periods of time set out in this Agreement shall be calculated from midnight to midnight. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The expiration date shall be included in the period of time. If the expiration date is a Saturday, a Sunday or a bank holiday in Belgium, the expiration date shall be postponed until the next business day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days. All periods of time consisting of a number of months (or

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          years) shall be calculated from the day in the month (or year) when the triggering event has occurred until the eve of the same day in the following month(s) (or year(s)) ("de quantieme a veille de quantieme / van de zoveelste tot de dag voor de zoveelste").

     1.2.10 Unless otherwise provided herein, all references to a fixed time of a day shall mean Brussels time.

2    Sale and Purchase of the Shares

2.1  The Shares

     2.1.1 Subject to the terms and conditions of this Agreement, each of the Sellers hereby sells to the Purchaser such number of shares in the Company as is set out in Clause 2.1.2, and the Purchaser hereby purchases all of these shares from the Sellers.

     2.1.2 The shares in the Company sold to the Purchaser pursuant to this Agreement (the "Shares") are divided as follows:

          (i) 1,350 registered shares, numbered from 1 to 1,250 and from 2,501 to 2,600, owned by Seller 1;

          (ii) 1,250 registered shares, numbered from 1,251 to 2,500, owned by Seller 2;

          (iii) 800 registered shares, numbered from 2,601 to 3,400, owned by Seller 3;

          (iv) 800 registered shares, numbered from 3,401 to 4,200, owned by Seller 4; and

          (v) 800 registered shares, numbered from 4,201 to 5,000, owned by Seller 5.

     2.1.3 The ownership of the Shares shall be transferred to the Purchaser on the Date of this Agreement against payment of the First Tranche of the Price in accordance with Clause 3.4.1.

     2.1.4 On the Date of this Agreement, the Purchaser shall acquire the Shares free and clear of all pledges, security interests, usufructs ("usufruit / vruchtgebruik"), options, or any other third party rights of any kind.

     2.1.5 The sale contemplated hereunder is indivisible and shall be valid only if it applies to all of the Shares. No partial enforcement of this Agreement shall be allowed.

2.2  Rights Attaching to the Shares - Dividends

     The Shares shall be sold together with all rights attaching thereto, including the right to the full amount of all dividends which might be allocated to the Shares in respect of the business year ending 30 June 2004.

3    Purchase Price

3.1  Aggregate Amount

     3.1.1 Subject to the provisions of this Clause 3, the maximum aggregate amount of the purchase price for the Shares shall be equal to the sum of (the "Purchase Price"):

          (i)  EUR 850,000.00 (the "Fixed Portion of the Price")

          plus:

          (ii) the Earn-Out Amount calculated pursuant to Clause 3.2;

          plus/minus:

          (iii) the Working Capital Adjustment calculated pursuant to Clause
               3.3.

     3.1.2 The Fixed Portion of the Price, paid as the First Tranche of the Price and the Second Tranche of the Price, shall be allocated among the Sellers in proportion to the respective number of Shares sold by each of them hereunder, i.e.

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          (i)  27% for Seller 1,

          (ii) 25% for Seller 2,

          (iii) 16% for Seller 3,

          (iv) 16% for Seller 4, and

          (v)  16% for Seller 5.

          The same rule shall apply for the allocation of the Earn-Out Amount and the Working Capital Adjustment Amount (if any).

3.2  Earn-Out Amount

     3.2.1 Subject to the provisions of this Clause 3.2, the Sellers shall be entitled to receive an additional payment for the Shares (the "Earn-Out Amount") equal to EUR 150,000.00 payable on the date of the third anniversary of this Agreement provided the Operating Income reaches or exceeds EUR 780,000.00.

     3.2.2 Notwithstanding Clause 3.2.1, the Purchaser agrees that the Earn-Out Amount shall become immediately due and payable by the Purchaser to the Sellers upon the occurrence of one of the following events:

          (i) without prejudice to Clause 10.3, the Purchaser sells the Shares to a non-Affiliated Company of the Purchaser prior to the date of the third anniversary of this Agreement; or

          (ii) the Company merges with another company (including the Purchaser) prior to the date of the third anniversary of this Agreement.

     3.2.3 The Operating Income shall be calculated on the basis of the Company's interim accounts for the successive twelve-month periods ending respectively on 30 April 2005, 30 April 2006 and 30 April 2007.

     3.2.4 For the purposes of determining the Operating Income, the Parties or, as the case may be, the Independent Expert shall apply:

          (i)  Belgian accounting laws and regulations; and

          (ii) generally accepted Belgian accounting principles applied on a basis consistent with the Annual Accounts.

     3.2.5 Within sixty days after the date of the third anniversary of this Agreement, the Purchaser shall deliver to the Sellers the Company's calculation of the Operating Income.

     3.2.6 The Sellers shall, within thirty days after they have received such documents and information (the "Verification Period"), cause such verification as the Sellers shall deem useful to be performed with respect to the Company's interim accounts for the successive twelve-month periods ending respectively on 30 April 2005, 30 April 2006 and 30 April 2007, at the Sellers' sole expense. On the basis of that review, the Sellers may during a fifteen-day period following the Verification Period propose to the Purchaser in writing (the "Notice of Objection") such adjustments, if any, as shall in the Sellers' judgement be required to determine the Operating Income in accordance with the rules set out in this Clause 3.2 and in Clause 1.1.1. The Notice of Objection shall contain a statement of the basis of the Sellers' objection.

     3.2.7 If the Sellers have given the Purchaser a Notice of Objection in accordance with Clause 3.2.6, the Parties shall attempt to resolve the disputed issues and to agree on the Operating Income.

     3.2.8 If the Parties are not able to reach agreement within fifteen days from the notification of the Notice of Objection, the Parties hereby jointly appoint VGD (van Geet, Derick en Co) with offices at Lange Kruisstraat 6F, 9000 Gent (the "Independent Expert") as third-party expert to

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          resolve the disputed issues and to determine the Operating Income for the relevant business year in accordance with the rules set out in this Clause 3.2 and in Clause 1.1.1.

     3.2.9 In determining the Operating Income, the Independent Expert shall limit its inquiry to the disputed issues, i.e. to those items in the Company's interim accounts for the successive twelve-month periods ending respectively on 30 April 2005, 30 April 2006 and 30 April 2007 to which the Sellers have objected in the Notice of Objection.

     3.2.10 Not later than five days after the appointment of the Independent Expert, (i) the Purchaser shall deliver the Company's interim accounts for the successive twelve-month periods ending respectively on 30 April 2005, 30 April 2006 and 30 April 2007 to the Independent Expert (together with the calculation of the Operating Income) and (ii) the Sellers shall deliver a copy of their Notice of Objection to the Independent Expert.

     3.2.11 The Independent Expert shall determine the Operating Income and shall notify the Parties of its decision (it being understood that such notice shall include a statement of the basis of the Independent Expert's decision), within thirty days after its appointment. The Operating Income as determined by the Independent Expert shall be binding upon the Parties.

     3.2.12 The Purchaser and the Sellers shall each bear 50% of the Independent Expert's fees.

3.3  Working Capital Adjustment

     3.3.1 The Purchase Price shall be increased or decreased, respectively by the positive or negative balance between (i) the Company's actual amount of working capital as at 13 May 2004 less EUR 20,000.00 (the "Agreed Working Capital Amount") and (ii) EUR 100,679.79, i.e., the Company's working capital amount as identified in the Interim Accounts, provided, however, that adjustment to the Purchase Price shall only be made if the difference is greater than EUR 15,000.00. The amount by which the Purchase Price shall be increased or decreased shall constitute the "Working Capital Adjustment Amount". For the purpose of this Clause 3.3, the Agreed Working Capital Amount shall be calculated as the balance between (i) the amount referred to as "vlottende activa" (current assets) and numbered 29/58 in the Company's balance sheet and (ii) the amount referred to as "schulden op ten hoogste een jaar" (short term debts) and numbered 42/48 in the Company's balance sheet and the amount referred to as "schulden op meer dan een jaar" (long term debts) and numbered 170/173 in the Company's balance sheet.

     3.3.2 The Agreed Working Capital Amount and, accordingly, the Working Capital Adjustment Amount shall be determined by the Parties or, as the case may be, by the Independent Expert in accordance with the procedure set out in this Clause 3.3.

     3.3.3 For that purpose, Working Capital Statements shall be prepared by the Sellers and they shall be delivered to the Purchaser within sixty days after the Date of this Agreement.

     3.3.4 The Purchaser shall within fifteen days after the delivery to the Purchaser of the Working Capital Statements (the "Working Capital Verification Period"), cause such verification as the Purchaser shall deem useful to be performed with respect to the Working Capital Statements, at the Purchaser's sole expense. On the basis of that review, the Purchaser may during a fifteen-day period following the Working Capital Verification Period propose to the Sellers in writing (the "Working Capital Notice of Objection") such adjustments, if any, as shall in the Purchaser's judgement be required to determine the Agreed Working Capital Amount and the Working Capital Adjustment Amount in accordance with the rules set out in this Clause 3.3. The Working Capital Notice of Objection shall contain a statement of the basis of the Purchaser's objection.

     3.3.5 If the Purchaser has given the Sellers a Working Capital Notice of Objection in accordance with Clause 3.3.4, the Parties shall attempt to resolve the disputed issues and to agree on the amount of the Agreed Working Capital Amount and the amount of the Working Capital Adjustment Amount.

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     3.3.6 If the Parties are not able to reach agreement within fifteen days from the notification of the Working Capital Notice of Objection, the Parties hereby jointly appoint VGD (van Geet, Derick en Co) with offices at Lange Kruisstraat 6F, 9000 Gent (the "Independent Expert") as third-party expert to resolve the disputed issues and to determine the Agreed Working Capital Amount and the Working Capital Adjustment Amount in accordance with the rules set out in this Clause 3.3.

     3.3.7 In determining the amount of the Agreed Working Capital Amount and the amount of the Working Capital Adjustment Amount, the Independent Expert shall limit its inquiry to the disputed issues, i.e. to those items in the Working Capital Statements to which the Purchaser has objected in the Working Capital Notice of Objection.

     3.3.8 Not later than five days after the appointment of the Independent Expert, (i) the Sellers shall deliver the Working Capital Statements to the Independent Expert and (ii) the Purchaser shall deliver a copy of its Working Capital Notice of Objection to the Independent Expert.

     3.3.9 The Independent Expert shall determine the Agreed Working Capital Amount and the Working Capital Adjustment Amount and shall notify the Parties of its decision (it being understood that such notice shall include a statement of the basis of the Independent Expert's decision) within thirty days after its appointment. The amounts determined by the Independent Expert shall be binding upon the Parties (in accordance with Article 1592 of the Belgian Civil Code).

     3.3.10 The Purchaser and the Sellers shall each bear 50% of the Independent Expert's fees.

     3.3.11 Subject to Clause 3.5, if there is an increase in the Purchase Price, the Purchaser shall pay the Working Capital Adjustment Amount to the Sellers within fifteen days after the final determination of the Working Capital Adjustment Amount in accordance with this Clause 3.3, by wire transfer of immediately available funds to the accounts designated by the Sellers.

     3.3.12 If there is a decrease in the Purchase Price, the Sellers shall pay the Working Capital Adjustment Amount to the Purchaser within fifteen days after the final determination of the Working Capital Adjustment Amount in accordance with this Clause 3.3, by wire transfer of immediately available funds to the account designated by the Purchaser.

3.4  Payment of the Purchase Price

     3.4.1 On the Date of this Agreement, the Purchaser shall pay an amount of EUR 750,000.00 corresponding to the first tranche of the Fixed Portion of the Price (the "First Tranche of the Price") to the Sellers by delivery of five cheques drawn on a bank of first standing in Belgium, each made payable to each Seller in the proportion set forth in Clause 3.1.2.

     3.4.2 Subject to Clause 3.5, on the date of the first anniversary of this Agreement, the Purchaser shall pay to the Sellers the balance of the Fixed Portion of the Price, i.e. EUR 100,000.00 (the "Second Tranche of the Price"), using the same means as referred to under Clause 3.4.1.

     3.4.3 Subject to Clause 3.5, the Purchaser shall pay the Earn-Out Amount to the Sellers within fifteen days after the final determination of the Operating Income in accordance with Clause 3.2, by wire transfer of immediately available funds to the accounts designated by the Sellers.

     3.4.4 Any Working Capital Adjustment Amount shall be paid in accordance with Clauses 3.3.11 and 3.3.12.

3.5  Set-Off

     3.5.1 The Second Tranche of the Price as well as any Earn-Out Amount or Working Capital Adjustment Amount which have fallen due pursuant to Clauses 3.4.2, 3.4.3 and 3.4.4 shall be set off against any amount payable by the Sellers under Clause 7 or any other provision of this Agreement that has remained unpaid, in whole or in part, after its due date. This set-off shall take place on the due date of the Second Tranche of the Price, the Earn-Out Amount or Working Capital Adjustment Amount. If the Second Tranche of the Price, the Earn-Out

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          Amount or the Working Capital Adjustment Amount exceeds the amount payable by the Sellers, the excess amount shall be paid by the Purchaser to the Sellers on the relevant date by wire transfer of immediately available funds to the accounts designated by the Sellers. In the reverse situation, the excess amount shall be paid by the Sellers to the Purchaser on the same date by wire transfer of immediately available funds to the account designated by the Purchaser.

     3.5.2 If, prior to the due date of the Second Tranche of the Price, any Earn-Out Amount or Working Capital Adjustment Amount, a Claim has been made by the Purchaser against the Sellers, but has not been accepted by the Sellers or deemed to be accepted by the Sellers pursuant to Clause 9.3, the Purchaser shall be entitled to pay the Second Tranche of the Price, the Earn-Out Amount or the Working Capital Adjustment Amount on its due date, after deduction of an amount equal to the amount of the Claim.

     3.5.3 The Purchaser shall be entitled to withhold the amount deducted until such time as (i) the Purchaser and the Sellers have agreed on the amount (if any) payable by the Sellers in respect of such a Claim, or
          (ii) an arbitration award has been rendered on the merits of the Claim in accordance with Clause 11.10.

     3.5.4 If the Claim is agreed upon by the Parties or determined to be justified (in whole or in part), the amount withheld shall be set off against the amount payable by the Sellers. This set-off shall take place on the date of such an agreement or the date on which such amount has become due and payable pursuant to the arbitration award.

     3.5.5 Should the amount withheld exceed the amount payable by the Sellers, the excess amount shall be paid by the Purchaser to the Sellers on the date set out in Clause 3.5.4 in accordance with such instructions as shall be notified to the Purchaser by the Sellers. In the reverse situation, the excess amount shall be paid by the Sellers to the Purchaser on the same date in accordance with such instructions as shall be notified to the Sellers by the Purchaser.

4    Sellers' Closing Obligations

     On the Date of this Agreement, the Sellers shall do all of the following (the "Sellers' Closing Obligations"):

4.1  Share Transfer

     Each Seller or a duly authorised attorney-in-fact of each Seller shall record the transfer of the Shares owned by that Seller to the Purchaser in the Company's share register, and shall sign the Company's share register to that effect.

4.2  Documents to be Delivered by the Sellers
     The Sellers shall deliver to the Purchaser:

     4.2.1 a receipt for the First Tranche of the Price in the form attached as
          Schedule 4.2.1;

     4.2.2 executed copies of the management agreements between the Company and the persons listed in Schedule 4.2.2(i), substantially in the form of the drafts attached as Schedule 4.2.2(ii);

     4.2.3 a copy of the minutes of the meeting of the Company's shareholders' meeting approving the sale of the Shares to the Purchaser, in accordance with Article 10 of the Company's articles of association; and

     4.2.4 the letters of resignation (substantially in the form of the draft attached as Schedule 4.2.4) of the Company's directors, managing director and auditor.

4.3  Breach of Sellers' Closing Obligations

     4.3.1 The effectiveness of each of the Purchaser's Closing Obligations is conditional upon the fulfilment of all of the Sellers' Closing Obligations.

     4.3.2 If the Sellers fail to comply with any of their material Closing Obligations, then all Purchaser's Closing Obligations that have already been fulfilled shall be deemed null and void.

5    Purchaser's Closing Obligations

     On the Date of this Agreement, the Purchaser shall do all of the following (the "Purchaser's Closing Obligations"):

5.1  Payment of the Purchase Price

     The Purchaser shall pay the First Tranche of the Price to the Sellers in accordance with Clause 3.4.

5.2  Share Transfer

     The Purchaser or a duly authorised attorney-in-fact of the Purchaser shall sign the Company's share register to accept transfer of the Shares from the Sellers.

5.3  Documents to be Delivered by the Purchaser

     The Purchaser shall deliver to the Sellers executed copies of the management agreements as referred to in Clause 4.2.2.

5.4  Special Shareholders' Meeting

     The Purchaser shall hold a special shareholders' meeting of the Company on the Date of this Agreement with the agenda set out below, and shall adopt the resolutions approving each item on such agenda, substantially in the form of the draft minutes attached as Schedule 5.4:

     5.4.1 resignation of the directors and the auditor;

     5.4.2 appointment and remuneration of the directors; and

     5.4.3 appointment and remuneration of the auditor;

5.5  Board Meeting

     The Purchaser shall cause the new directors of the Company to hold a board meeting on the Date of this Agreement with the agenda set out below and to adopt the resolutions approving each item on such agenda, substantially in the form of the draft minutes attached as Schedule 5.5:

     5.5.1 acknowledgement of the resignation of Peter De Gendt as managing director;

     5.5.2 appointment of Christoph Neut and P.B.R.M.-Consulting BVBA as managing directors; and

     5.5.3 delegation of powers.

5.6  Breach of Purchaser's Closing Obligations

     5.6.1 The effectiveness of each of the Sellers' Closing Obligations is conditional upon the fulfilment of all of the Purchaser's Closing Obligations.

     5.6.2 If the Purchaser fails to comply with any of its material Closing Obligations, then all Sellers' Closing Obligations that have already been fulfilled shall be deemed null and void.

6    Sellers' Representations

6.1  General Principles

     6.1.1 The Sellers make to the Purchaser the representations set out in
          Schedule 6 (the "Representations") as at the Date of this Agreement.

     6.1.2 The Sellers acknowledge that the Representations and the information contained in the Disclosure Letter have had a conclusive effect ("un caractere determinant / een doorslaggevende invloed") on the Purchaser's decision to purchase the Shares and to enter into this Agreement.

     6.1.3 Each of the Representations shall be separate and independent and shall not be limited by reference to any other provision of Schedule 6.

6.2  Sellers' Disclosures

     The contents and scope of any Representation shall be limited only by:

     6.2.1 those matters which are set out in the Clause containing that Representation; and

     6.2.2 the information which is disclosed in those sections of the Disclosure Letter in which a specific reference is made to that particular Representation;

     provided, in each case, that such information and matters are disclosed in sufficient detail to enable the Purchaser to assess their impact on the Company.

6.3  Sellers' Waiver of Rights against the Company

     Save in the case of fraud or intentional misrepresentations or misconduct ("dol / bedrog"), the Sellers hereby agree to waive with effect from the Date of this Agreement any rights or remedies which they may have against the Company in respect of any inaccuracy or omission in any information supplied by the Company in connection with assisting the Sellers in the making of any Representation or the preparation of the Disclosure Letter.

7    Indemnification

7.1  General Principle

     Subject to the limitations set out in Clause 8, the Sellers agree and undertake to indemnify the Purchaser or, if the Purchaser so chooses, the Company (a "Beneficiary" and together with the Purchaser, the "Beneficiaries") for:

     7.1.1 any Loss incurred by the Company or the Purchaser, arising from any Breach of Representations, i.e. any Loss incurred by the Company or the Purchaser, which would not have been incurred by them if all facts stated in the Representations had been true, accurate and complete;

     7.1.2 any undertaking ("obligation / verbintenis"), debt or liability of the Company (of any nature whatsoever) originating on or before the date of the Annual Accounts and which has not been accounted for, or sufficiently accounted for, in the Annual Accounts; or

     7.1.3 any overstatement of an asset in the Annual Accounts or any reduction in the value of the assets arising from a cause or origin on or before the date of the Annual Accounts.

7.2  Indemnification in respect of Specific Matters

     Subject to the limitations set out in Clause 8, the Sellers agree and undertake to indemnify the Beneficiary for any Loss incurred by the Company or the Purchaser resulting or arising from the following:

     7.2.1 any and all Taxes assessed or due as a direct or indirect result of any payment or liability between the Company and Innec prior to the Date of this Agreement;

     7.2.2 any and all Taxes and/or social security contributions, including any penalty and interest, assessed or due as a direct or indirect result of any management fee paid by the Company under the management agreements entered into by the Company and each of (i) P.R.B.M.-Consulting BVBA, a company organised and existing under the laws of Belgium, having its registered office at Casinoplein 16, B-9000 Ghent, (ii) Inventive Solutions BVBA, a company organised and existing under the laws of Belgium, having its registered office at Zavelstraat 75, B-3010 Kessel-Lo, (iii) Focus Consulting BVBA, a company organised and existing under the laws of Belgium, having its registered office at Haakveld 29, B-2547 Lint and (iv) Thinknet BVBA, a company organised and existing under the laws of Belgium, having its registered office at Broekstraat 10, B-9500 Geraardsbergen, prior to the Date of this Agreement;

     7.2.3 any and all Taxes and/or social security contributions, including any penalty and interest, assessed or due as a direct or indirect result of any social advantage granted by the Company to its employees prior to the Date of this Agreement;

     7.2.4 any and all Taxes and/or any social security contributions, including any penalty and interest, assessed or due as a direct or indirect result of any payment or liability from the Company towards its external consultants, prior to the Date of this Agreement;

     7.2.5 any and all Taxes and/or any social security contributions, including any penalty and interest, assessed or due as a direct or indirect result of the use of company cars by employees, executives or directors of the Company prior to the Date of this Agreement; and

     7.2.6 any and all Taxes assessed or due by the Company as a direct or indirect result of the pending criminal and/or Tax litigation in the hands of Advanced Technology Company NV, a company organised and existing under the laws of Belgium, having its registered office at IJsbeerlaan 1, B-9850 Nevele, registered with the register of legal entities (enterprise number 0435.853.761), with regard to the alleged VAT fraud of Advanced Technology Company NV.

7.3  Computation of Losses incurred by the Purchaser

     For the purposes of this Clause 7, any Loss or other prejudice as referred to in Clause 7.1 incurred by the Company shall be deemed to be incurred by the Purchaser in the same amount, unless the Purchaser establishes that it has incurred a greater Loss or other prejudice.

7.4  Nature of any Payment to the Purchaser

     Any amount paid by the Sellers to the Purchaser under this Clause 7 shall constitute a reduction of the Purchase Price.

7.5  Assignment of Indemnification Rights to Subsequent Transferees of the
     Shares

     Any person to whom the Purchaser may sell or otherwise transfer any or all of the Shares is hereby constituted as a third party beneficiary pursuant to Article 1121 of the Belgian Civil Code ("stipulation pour autrui / beding ten behoeve van een derde") for the purposes of this Clause 7. Accordingly, any such transferee shall be entitled to make any Claim under this Clause 7 against the Sellers directly.

7.6  Allocation of Liability between the Sellers

     For the purpose of this Clause 7, each Seller shall be liable for any indemnification prorata his shareholding in the Company, as identified in Clause 2.1.2, i.e. Seller 1 shall be liable for 27%, Seller 2 for 25%, Seller 3 for 16%, Seller 4 for 16% and Seller 5 for 16% of the amount of indemnification.

8    Limitation of Sellers' Liability

8.1  Time Limitations

     The Sellers shall have no obligation to indemnify the Beneficiary in respect of any Claim unless it is given by the Purchaser to the Sellers in accordance with Clause 9.1:

     8.1.1 in the case of any Claim for Breach of the Representations in respect of ownership of the Shares as set out in Clause 2.5.1 of Schedule 6, within thirty years following the Date of this Agreement;

     8.1.2 in the case of any Claim for Breach of the Representations in respect of Tax and social security matters as set out in Clause 16 of Schedule 6, within sixty days after the date upon which the right of the tax authorities or any other competent authorities to assess or claim any Taxes or social security contributions in respect of the matters giving rise to such a Claim is barred by all applicable statutes of limitation;

     8.1.3 in the case of any Claim under Clause 7.2, within sixty days after the date upon which the right of the tax authorities or any other competent authorities to assess or claim any Taxes or social security contributions in respect of the matters giving rise to such a Claim is barred by all applicable statutes of limitation;

     8.1.4 in the case of any Claim for breach of the Representations in respect of environmental matters as set out in Clause 11 of Schedule 6, within ten years following the Date of this Agreement; or

     8.1.5 in the case of any other Claim, within ninety days following the business year ending 31 December 2005.

8.2  Aggregate Minimum Claims

     The Sellers shall have no obligation to indemnify the Beneficiary in respect of any Claim unless the aggregate amount for which the Sellers would otherwise be liable under this Agreement in respect of all Claims made by the Purchaser exceeds EUR 25,000.00 and provided that, if that amount is exceeded, subject as provided elsewhere in this Clause 8, the aggregate amount of all Claims shall be recoverable from the Sellers. Once the above-mentioned amount has been exceeded, this Clause 8.2 shall no longer apply to subsequent Claims (if any).

8.3  Maximum Liability

     The aggregate liability of the Sellers under Clause 7 shall not exceed EUR 500,000.00, save for a Claim under Clause 7.2.6 for which the aggregate liability of the Sellers shall not exceed EUR 750,000.00.

8.4  Provisions in the Accounts

     The Sellers shall have no obligation to indemnify the Beneficiary in respect of any Claim if and to the extent that the matter giving rise to the Claim is properly accounted or provided for in the Annual Accounts.

8.5  Fraud and Intentional Misconduct

     None of the limitations contained in this Clause shall apply in case of fraud or intentional misrepresentations or misconduct ("dol / bedrog") by any of the Sellers.

9    Claims by the Purchaser

9.1  Notification of Claims

     In order to make a Claim against the Sellers, the Purchaser shall give a notice of such Claim to the Sellers within the time limits provided in Clause 8.1.

9.2  Third Party Claims

     If the events, matters or circumstances that may give rise to a Claim against the Sellers occur or arise as a result of or in connection with a claim by or a liability to a third party (a "Third Party Claim"), then the Purchaser shall, and shall cause the Company to:

     9.2.1 provide the Sellers with copies of all documents and correspondence from that third party, and all other correspondence and documents relating to the Third Party Claim as the Sellers may reasonably request, subject to the Sellers agreeing to keep all such information and documents confidential and to use them only for the purpose of dealing with the Third Party Claim;

     9.2.2 inform the Sellers of the progress of such proceedings.

9.3  Notification of Sellers' Objections

     9.3.1 The Sellers shall give a notice to the Purchaser objecting to the Claim within forty-five days following notification of such Claim. Such notice shall contain a statement of the basis of the Sellers' objections.

     9.3.2 The Sellers shall be deemed to accept any Claim made by the Purchaser in accordance with Clause 9.1 if they fail to give a notice of objection to the Purchaser pursuant to Clause 9.3.1.

9.4  Disagreement on a Claim

     If the Sellers and the Purchaser are unable to reach agreement on the amount payable by the Sellers within thirty days following notification of the Sellers' objections in accordance with Clause 9.3, the matter shall be decided in accordance with Clause 11.10 (Arbitration).

9.5  Payment by the Sellers

     9.5.1 If the Sellers have accepted the amount claimed by the Purchaser (or are deemed to have accepted that amount pursuant to Clause 9.3) or if the Sellers and the Purchaser have agreed on another amount, the Sellers shall pay such amount (subject to the limitations set out in Clause 8) within fifteen days of such acceptance or agreement.

     9.5.2 If the matter giving rise to a Claim has been decided by any competent arbitral tribunal in accordance with Clause 11.10 (Arbitration) and the Sellers have been ordered to pay any amount pursuant to any enforceable arbitration award, the Sellers shall pay such amount on the date on which it has become due and payable.

     9.5.3 All payments shall be made in accordance with such instructions as shall be notified to the Sellers by the Purchaser.

     9.5.4 The provisions of the Clause 9.5 are without prejudice to the set-off procedure set out in Clause 3.5.

10   Undertakings of the Parties Extending after the Date of this Agreement

10.1 Confidentiality and Announcements

     10.1.1 The existence, subject matter and contents of this Agreement are confidential, and subject to Clauses 10.1.3, each Party is prohibited from disclosing all or any part of this Agreement, or even its existence, at any time.

     10.1.2 Subject to Clauses 10.1.3:

          (i) each Party shall treat as strictly confidential and not disclose or use any information obtained in connection with the negotiations relating to this Agreement;

          (ii) the Sellers shall treat as strictly confidential and not disclose or use any information relating to the Company following the Date of this Agreement;

          (iii) the Sellers shall treat as strictly confidential and not disclose or use any information relating to the business and financial affairs (including future plans and targets) of the Purchaser and the Purchaser's Affiliated Companies; and

          (iv) the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business and financial affairs (including future plans and targets) of the Sellers and the Sellers' Affiliated Companies.

     10.1.3 Clauses 10.1.1 and 10.1.2 shall not prohibit disclosure or use of any information if and to the extent that:

          (i) the disclosure or use is necessary in order to allow any Party to provide information to any Stock Exchange;

          (ii) the disclosure or use is necessary in order to allow any Party to comply with any legal requirement to make any announcement or to provide information to any public authority, provided, however, that such Party shall consult with the other Parties insofar as is reasonably practicable before complying with such legal requirement;

          (iii) the disclosure or use is required for the purposes of any judicial or arbitration proceedings arising out of or in connection with this Agreement;

          (iv) the disclosure is made to professional advisers of any Party on condition that such professional advisers undertake to comply with the provisions of Clauses 10.1.1 and 10.1.2 in respect of such information as if they were a party to this Agreement;

          (v) the information is or becomes publicly available (other than as a result of any breach of this Agreement);

          (vi) the information becomes available to the Party bound by this Clause 10.1 from a source which is not bound by any obligation of confidentiality in relation to such information (as can be demonstrated by such Party's written records and other reasonable evidence); or

          (vii) the other Parties have given prior written approval to the disclosure or use.

     10.1.4 No announcement in connection with the existence or the subject matter of this Agreement (including any announcement to the Company's employees, customers or suppliers) shall be made without the prior written consent of all Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall consult with each other concerning the means by which the Company's employees, customers and suppliers, and others having dealings with the Company, shall be informed of this Agreement. The Purchaser shall have the right to be present when any such communication is made.

     10.1.5 The Parties shall take all necessary actions to ensure that no accidental or unauthorised disclosure of the existence or contents of this Agreement occurs.

10.2 Non-Competition and Non-Solicitation

     10.2.1 The Sellers agree and undertake not to do any of the things set out in Clause 10.2.2, for a period of three years as from the Date of this Agreement (the "Non-Compete Period"), except with the Purchaser's prior written consent (which consent shall not be unreasonably withheld or delayed), regardless of whether the Sellers are acting:

          (i) directly or indirectly through Affiliated Companies, Related Persons, or any other persons, companies or other legal entities;

          (ii) in their own capacity or as a director, manager, partner or shareholder of any company or any other legal entity, or as an employee, consultant or agent of any person, company or other legal entity; or

          (iii) in any other capacity and in any other manner whatsoever.

     10.2.2 During the Non-Compete Period, the Sellers shall not:

          (i) carry on or participate in any business which is of the same or a similar type to, and which is or is likely to be in competition with, the business of the Company as carried out at the Date of this Agreement;

          (ii) induce or attempt to induce any person who is or was at any time during the last two years before the Date of this Agreement a customer, supplier or other business relation of the Company to cease doing business with the Company, to materially reduce its business with the Company or to do business with the Company on less favourable terms, or in any way interfere with the relationship between the Company and any of its customers, suppliers or other business relations;

          (iii) do business with any of the persons referred to in paragraph
               (ii);

          (iv) induce or attempt to induce any employee of the Company to leave his employment with the Company, or in any way interfere with the relationship between the Company and any of its employees;

          (v) recruit (or otherwise engage as an independent contractor or in any other capacity) any employee of the Company or any person who was an employee of the Company at any time during the last two years before the Date of this Agreement; or

          (vi) induce or attempt to induce any director of the Company or any person having a consultancy or similar agreement with the Company to leave his/her position with the Company or to terminate his/her agreement with the Company, or in any way interfere with the relationship between the Company and any of its directors or any of the persons referred to in this paragraph.

     10.2.3 The non-compete and non-solicitation undertakings set out in this Clause 10.2 are geographically limited to Belgium.

     10.2.4 If the Purchaser becomes aware of any infringement of the provisions of this Clause 10.2 by any Seller, the Purchaser shall give a notice to such Seller(s) enjoining them to cease any such infringement within thirty days. In case of failure to comply with this injunction, the infringing Seller shall pay to the Purchaser damages ("dommages et interets / schadevergoeding") in a lump sum amount of EUR 30,000.00, to be increased with EUR 2,000.00 for each day, or part of a day, that such infringement continues after the first day of infringement, without prejudice to the Purchaser's right to claim additional damages if it can establish that it has incurred a prejudice exceeding the above amounts.

     10.2.5 The Sellers acknowledge that the provisions of this Clause 10.2 are reasonable and necessary to protect the legitimate interests of the Purchaser. However, if any of the provisions of this Clause 10.2 shall ever be held to exceed the limitations in duration, geographical area or scope or other limitations imposed by applicable law, they shall not be nullified but the Parties shall be deemed to have agreed to such provisions as conform with the maximum permitted by applicable law, and any provision of this Clause 10.2 exceeding such limitations shall be automatically amended accordingly.

     10.2.6 The non-compete and non-solicitation undertakings set out in this Clause 10.2 shall no longer be binding upon the Seller representing the person listed in Schedule 4.2.2(i) of which the management agreement, as referred to in Clauses 4.2.2 and 0, is terminated by the Company prior to the date of the third anniversary of this Agreement for reasons different from those listed in Clauses 8.2.2 and 8.2.4 of such management agreement.

10.3 Subsequent Sale of the Shares by the Purchaser

     The Purchaser agrees and undertakes not to sell or otherwise transfer all or part of the Shares to any foreign company or any other foreign legal entity (i.e. any company or legal entity whose registered office, main place of business or headquarters are not located in Belgium) for a twelve-month period as from the Date of this Agreement.

10.4 Bank Guarantee

     The Purchaser agrees and undertakes to deliver to the Sellers on or before 24 May 2004 a bank guarantee issued by the Bank ABN-Amro securing the payments hereunder by the Purchaser to the Sellers for the amount of EUR 150,000.00, covering (i) the Second Tranche of the Price (EUR 100,000.00) and (ii) EUR 50,000.00 to partially guarantee the payment of the Earn-Out Amount, in the form agreed by the Parties.

11   Miscellaneous

11.1 Rights and Remedies of the Parties

     Except as otherwise provided herein, each Party's rights and remedies under this Agreement shall not exclude or limit any other rights or remedies that may be available to that Party under Belgian law.

11.2 Amendments and Waivers

     11.2.1 No amendment of this Agreement shall be effective unless it is made in writing and signed by duly authorised representatives of all Parties.

     11.2.2 Except as otherwise provided herein, no failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered as a waiver of such right or remedy, or any other right and remedy under this Agreement.

     11.2.3 Except as otherwise provided herein, no waiver shall be effective unless given in writing and signed by a duly authorised representative of the Party giving the waiver.

11.3 Appointment of Sellers' Representative

     11.3.1 The Sellers hereby appoint Mr. Peter De Gendt, who accepts this appointment, with power to substitute, as their attorney-in-fact ("mandataire / lasthebber") to give and receive all notices, to give all consents, to settle any dispute, and to exercise the rights and fulfil all obligations of the Sellers in all matters relating to any Breach of Representations or any breach of any undertakings under this Agreement, including for all purposes of Clause 7 (Indemnification). Any decision of the said attorney-in-fact shall be binding upon the Sellers.

     11.3.2 It is agreed that the "Sellers" shall be construed as meaning the "representative of the Sellers" for any notice to be given or received under this Agreement.

     11.3.3 In the event that Mr. Peter De Gendt should die or for any reason become incapable of fulfilling his duties as attorney-in-fact of the Sellers under this Agreement, the Sellers agree to appoint another attorney-in-fact with the same powers as provided herein within thirty days of such an event and to promptly give notice thereof to the Purchaser.

11.4 Notices in connection with this Agreement

     11.4.1 Any notice in connection with this Agreement must be in writing in English and shall be validly given with respect to each Party if:

          (i) delivered by hand (with written confirmation of receipt) to the persons listed hereinafter; or

          (ii) sent by registered mail or an internationally recognised courier company to the addresses set out hereinafter;

          or to such other addressee or address as a Party may notify to the other Parties in accordance with this Clause 11.4.

          If to the Sellers:     Name:        Peter De Gendt
                                 Address:     Casinoplein 16, B-9000 Ghent, Belgium

          and:                   Name:        Wim De Geetere
                                 Address:     IJsbeerlaan 9, B-9850 Nevele, Belgium

          and:                   Name:        Werner Meynaerts
                                 Address:     Zavelstraat 75, B-3010 Kessel-Lo, Belgium

          and:                   Name:        Pascal Claessens
                                 Address:     Haakveld 29, B-2547 Lint, Belgium

          and:                   Name:        Christophe Gesqueire
                                 Address:     Broekstraat 10, B-9500 Geraardsbergen, Belgium

          If to the Purchaser:   Name:        TechTeam Global NV
                                 Address:     Zweefvliegtuigstraat 10, 1130 Haren (Brussels),
                                              Belgium

                                 Attention:   Christoph Neut

          With a copy to:        Name:        TechTeam Global World Headquarters
                                 Address:     Southfield, Michigan, 27335 W. Eleven Mile Road,
                                              Southfield, Michigan 48034, USA
                                 Attention:   Michael Sosin

          With a copy to:        Name:        Linklaters De Bandt
                                 Address:     rue Brederode 13, B-1000 Brussels, Belgium
                                 Attention:   Tanguy Van Overstraeten

     11.4.2 Any notice shall be effective upon receipt and shall be deemed to have been received:

          (i) at the time of delivery, if delivered by hand or a courier company;

          (ii) on the first working day following the date of posting if sent by registered mail, provided that both the sender and the addressee reside in Belgium; or

          (iii) on the third business day (in the place to which it is sent) following the date of posting if sent by registered mail where either the sender or the addressee does not reside in Belgium.

11.5 Interest on Overdue Amounts

     Interest shall accrue automatically (without any formal notice to pay being required) on any overdue amount under this Agreement at the rate of 5% per year, calculated on the basis of a year of 365 days, from the due date up to the date of payment.

11.6 Expenses

     Without prejudice to Clause 18 of Schedule 6, each Party shall bear all costs and expenses incurred or to be incurred by it in connection with the negotiation, execution and performance of this Agreement.

11.7 Severability

     11.7.1 If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, that provision shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

     11.7.2 If such illegal, invalid or unenforceable provision affects the entire nature of this Agreement, each Party shall use its reasonable best efforts to immediately negotiate in good faith a valid replacement provision.

11.8 Entire Agreement

     11.8.1 This Agreement (and the documents referred to herein) contains the entire agreement between the Parties with respect its subject matter.

     11.8.2 This Agreement replaces and annuls all prior agreements, communications, offers, proposals or correspondence, oral or written, exchanged or concluded between the Parties relating to the same subject matter.

11.9 Governing Law

     This Agreement shall be governed by and construed in accordance with Belgian law.

11.10 Arbitration

     11.10.1 If any dispute arises out of or in connection with this Agreement, Parties shall first attempt to find an amicable solution to their dispute.

     11.10.2 All disputes arising out of or in connection with this Agreement which cannot be amicably settled shall be finally settled under the rules of arbitration of CEPINA ("Belgisch Centrum voor Arbitratie en Mediatie", or CEPANI: "Centre Belge d'Arbitrage et de Mediation") by three arbitrators appointed by the chairman of CEPINA or its nomination committee within one month after the first formal request thereto.

     11.10.3 Once the proceedings are pending, any party may cross-claim against any Party to the dispute based on the Agreement.

     11.10.4 Any Party to the dispute may request that any party to the Agreement which was not initially involved in the proceedings, be forced to join the proceeding, provided that such a joinder is substantially related to the subject matter of the dispute under arbitration. Any Party to this Agreement which is not involved in the proceedings, may request to join the existing proceeding, provided that such intervention is substantially related to the subject matter of the dispute under arbitration. In case of a joinder or intervention pursuant to this paragraph, the Party joining the arbitration shall accept the arbitrators already appointed and waive its rights to designate an arbitrator of its own.

     11.10.5 In case of a joinder or an intervention pursuant to the above paragraph, if the subject matter of the joinder or the intervention is not, or is judged not to be, substantially related to the subject matter of the dispute under arbitration by the arbitral tribunal, the Party requesting the joinder or the intervention may submit the dispute to a separate arbitration tribunal.

     11.10.6 The seat of arbitration shall be Brussels, Belgium, unless the Parties unanimously agree in writing otherwise.

     11.10.7 The proceedings and award shall be in the English language.

11.11 Counterparts

     This Agreement may be executed in counterparts, in the number of originals stated hereinafter on the signature page and, when taken together, the counterparts executed by all Parties shall constitute one and the same instrument.

11.12 Agreement by the Sellers' spouses

     The Sellers' spouses have signed a separate document on the Date of this Agreement by which they confirmed their full knowledge of this Agreement, their absence of objection that their husbands enter into this Agreement and undertake the obligations set forth therein and, in general, their agreement to the execution of this Agreement and irrevocable waiver of all rights to request the cancellation or unenforceability thereof.

Done in Brussels, on 13 May 2004, in six originals. Each party acknowledges receipt of its own original.

Peter De Gendt:


/s/ Peter De Gendt
-------------------------------------


Wim De Geetere:


/s/ Wim De Geetere
-------------------------------------


Werner Meynaerts:


/s/ Werner Meynaerts
-------------------------------------


Pascal Claessens:


/s/ Pascal Claessens
-------------------------------------

Christophe Gesqueire:


/s/ Christophe Gesqueire
-------------------------------------


TechTeam Global NV:


/s/ Miguel Angel Casas
-------------------------------------
Name: Miguel Angel Casas
Title: Attorney

                               Index of Schedules

Schedule 4.2.1:       Form of receipt for the First Tranche of the Price

Schedule 4.2.2(i): List of persons to execute a management agreement with the Company on the Date of this Agreement

Schedule 4.2.2(ii):   Form of management agreement to be executed on the Date of this Agreement

Schedule 4.2.4:       Form of resignation letter

Schedule 5.4: Draft minutes of the Company's special shareholders' meeting to be held on the Date of this Agreement

Schedule 5.5: Draft minutes of the meeting of the Company's board of directors to be held on the Date of this Agreement

Schedule 6:           Sellers' Representations

                                Table of Contents

1       Definitions and Interpretation.....................................    3

1.1     Definitions........................................................    3
1.2     Interpretation.....................................................    5

2       Sale and Purchase of the Shares....................................    6

2.1     The Shares.........................................................    6
2.2     Rights Attaching to the Shares - Dividends.........................    6

3       Purchase Price.....................................................    6

3.1     Aggregate Amount...................................................    6
3.2     Earn-Out Amount....................................................    7
3.3     Working Capital Adjustment.........................................    8
3.4     Payment of the Purchase Price......................................    9
3.5     Set-Off............................................................    9

4       Sellers' Closing Obligations.......................................   10

4.1     Share Transfer.....................................................   10
4.2     Documents to be Delivered by the Sellers...........................   10
4.3     Breach of Sellers' Closing Obligations.............................   10

5       Purchaser's Closing Obligations....................................   11

5.1     Payment of the Purchase Price......................................   11
5.2     Share Transfer.....................................................   11
5.3     Documents to be Delivered by the Purchaser.........................   11
5.4     Special Shareholders' Meeting......................................   11
5.5     Board Meeting......................................................   11
5.6     Breach of Purchaser's Closing Obligations..........................   11

6       Sellers' Representations...........................................   11

6.1     General Principles.................................................   11
6.2     Sellers' Disclosures...............................................   12
6.3     Sellers' Waiver of Rights against the Company......................   12

7       Indemnification....................................................   12

7.1     General Principle..................................................   12
7.2     Indemnification in respect of Specific Matters.....................   12
7.3     Computation of Losses incurred by the Purchaser....................   13
7.4     Nature of any Payment to the Purchaser.............................   13
7.5     Assignment of Indemnification Rights to Subsequent Transferees
           of the Shares...................................................   13
7.6     Allocation of Liability between the Sellers........................   13

8       Limitation of Sellers' Liability...................................   13

8.1     Time Limitations...................................................   13
8.2     Aggregate Minimum Claims...........................................   14
8.3     Maximum Liability..................................................   14
8.4     Provisions in the Accounts.........................................   14
8.5     Fraud and Intentional Misconduct...................................   14

9       Claims by the Purchaser............................................   14

9.1     Notification of Claims.............................................   14
9.2     Third Party Claims.................................................   14
9.3     Notification of Sellers' Objections................................   14

9.4     Disagreement on a Claim............................................   15
9.5     Payment by the Sellers.............................................   15

10      Undertakings of the Parties Extending after the Date of this
           Agreement.......................................................   15

10.1    Confidentiality and Announcements..................................   15
10.2    Non-Competition and Non-Solicitation...............................   16
10.3    Subsequent Sale of the Shares by the Purchaser.....................   17
10.4    Bank Guarantee.....................................................   17

11      Miscellaneous......................................................   17

11.1    Rights and Remedies of the Parties.................................   17
11.2    Amendments and Waivers.............................................   17
11.3    Appointment of Sellers' Representative.............................   18
11.4    Notices in connection with this Agreement..........................   18
11.5    Interest on Overdue Amounts........................................   19
11.6    Expenses...........................................................   19
11.7    Severability.......................................................   19
11.8    Entire Agreement...................................................   19
11.9    Governing Law......................................................   20
11.10   Arbitration........................................................   20
11.11   Counterparts.......................................................   20
11.12   Agreement by the Sellers' spouses..................................   20

Index of Schedules.........................................................   23

Table of Contents..........................................................   24